UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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XPO LOGISTICS, INC.
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Karlis P. Kirsis Corporate Secretary	Five American Lane Greenwich, CT 06831 USA

May 4, 2020

To: Glass Lewis Subscribers

Subject: Report Feedback Statement

Thank you for the opportunity to respond directly to the Glass Lewis Report relating to XPO Logistics’ 2020 Annual Meeting. Our discussion below focuses on the segment of the report related to XPO’s Advisory Vote on Executive Compensation.

We would like to offer further explanation of our executive compensation program by responding to specific comments from the Glass Lewis report and referencing the relevant disclosures in our proxy statement for the 2020 Annual Meeting that address these areas. We encourage Glass Lewis subscribers to read our Compensation Discussion and Analysis and our supplemental proxy materials filed on April 21, 2020.

Overview

XPO has an ownership culture based on a strong commitment to operational and financial excellence and to our values of safety, respect, inclusion, innovation and entrepreneurship. Underpinning our culture is a deep-seated desire to create superior stockholder value, as manifested by a pay-for-performance strategy at all levels of the company.

For nearly nine years, under the leadership of our CEO, Bradley Jacobs, our executives have met or exceeded challenging, high-growth goals that underlie their performance-based equity awards. The Compensation Committee (the “Committee”) of our board of directors believes that our executives’ realized pay1 has been maintained at appropriate levels that align directly with stockholder value creation. Mr. Jacobs’ total realized pay in 2019 was $9.9 million, with 92% delivered as performance-based equity. His average annual realized pay from 2012 to 2019 was also $9.9 million, constituting 1.1% of the total $7.2 billion of shareholder value created2 over this period.

In determining the framework for performance-based awards, the Committee sets rigorous, long-term growth targets and grants incentives at critical inflection points in the execution of the company’s strategy, rather than annually or on a pre-defined basis. The underlying premise is that an abundance of organic and inorganic opportunities exist in the market to create incremental value for stockholders. The awards typically reflect the inherent hurdles in achieving aspirational goals over a long period of time, and align executive interests with the interests of our stockholders. Appreciation from the grant value of shares is derived only from increases in stock price, in direct alignment with stockholders’ experience. In our “hit or miss” construct for performance-based equity, there is no upside leverage applied when targets are exceeded, and there is no “partial credit” for underachieving targets – the original amount of granted shares can only be earned or not earned in full.

There are two performance stock unit awards currently outstanding: granted in August 2018 and June 2019. These will be earned by our executive officers in 2023 and 2025, respectively, if they achieve the performance targets and those achievements are certified by the Committee. There are no other intervening settlements of equity between now and those two dates. Additionally, Mr. Jacobs, Mr. Cooper (President) and Mr. Harik (CIO) are subject to lock-up restrictions prohibiting the sale of shares previously delivered pursuant to vested awards until September 2, 2020 and have not sold shares since becoming executive officers of XPO. As a result, they maintain stock ownership levels that are significantly above our required stock ownership policy guidelines3. Mr. Jacobs’ beneficial ownership accounts for 17.9% of common stock ownership.

Responses to Glass Lewis Commentary

1.	Glass Lewis Report: Simple Performance Hurdle Under Long-Term Incentive Plan

“…all-or-nothing goals are less aligned with shareholder interests and amplify the risks in the goal-setting process as compared with sliding scale payout schedules.”

XPO Response: XPO’s performance equity awards are deliberately based on goals that emphasize the importance of long-term stockholder value creation and are responsive to stockholder feedback. The award targets were thoughtfully considered in light of what our stockholders view as critical measurements of the success of our business strategy. The metrics chosen represent the multiple levers that we have identified as necessary to manage within our business model to deliver optimal results for our stockholders. Additionally, the Committee has granted equity awards to our executive officers at critical inflection points in the development of our business, with the objective of aligning the timing of our executives’ equity grants with the execution of the company’s strategy.

Stockholder Alignment (Proxy, p. 49-52)

All currently outstanding equity awards (August 2018 PSU and June 2019 PSU) for Mr. Jacobs, Mr. Cooper and Mr. Harik are performance-based and have the following attributes:

▪	Two performance criteria: (i) a strategic operational goal and (ii) a stock price-based goal. Both goals must be met for each award to be earned.

▪	There is no upside leverage applied within our performance awards. Therefore, even when targets are exceeded, only the original amount of granted shares can be earned, and there is no “partial credit” for underachieving targets.

▪	This is in contrast to a PSU construct with a sliding scale payout, which allows for: (i) earning a portion of the award even when underlying targets are not met, and (ii) application of a multiplier when performance goals are exceeded by a specified amount. By contrast, the “all or nothing” approach of the XPO awards underscores our deep-seated pay-for-performance philosophy.

▪	Performance periods of four years and six years with staggered cliff vesting, such that there are no overlapping payouts.

▪	In order for our executives to experience any upside versus the original grant value of their awards, the stock price must appreciate between date of grant and date of settlement – in direct alignment with stockholders’ interests.

Responsive to Stockholder Feedback (2020 Proxy Statement, p. 37, 49-52)

In response to stockholder feedback that a relative metric should be introduced into the design of our PSUs, the new June 2019 PSU award construct included a relative TSR target that must be achieved, alongside an operational adjusted EPS goal, in order for the award to be earned.

The June 2019 PSU award requires: (i) an adjusted EPS compound annual growth rate (CAGR) of 19% by 12/31/2024, and (ii) XPO Total Stockholder Return (TSR) to exceed the S&P Transportation Select Industry Index TSR by a CAGR of 500 basis points annually from 1/1/2019 to 12/31/2024.

Execution of Company Strategy (2020 Proxy Statement, p. 34, 38)

The timing of grants of equity awards to our executive officers is not determined annually or on a predefined basis. Rather, the Committee considers such grants at critical inflection points in the execution of the company’s strategy; this affords the Committee year-to-year flexibility in motivating our NEOs to achieve strategic priorities. The amount of the award is typically representative of the hurdles inherent in achieving aspirational goals over a long period of time and provides motivation for our executives to align their interests with the interests of our stockholders.

2.	Glass Lewis Report: Shareholder Disapproval

“If shareholders were concerned with excessively stretching targets that may drive inappropriate risk-taking, the 2019 LTIP may raise many similar questions.”

XPO Response: During last year’s engagement sessions with our stockholders, XPO received feedback that the August 2018 PSU award could potentially lack meaning for our executives, given that the stock price goal, in particular, was overly ambitious in the context of the company’s latest financial plan, following a confluence of events that took place at the end of 2018 and early 2019. Concern was expressed that the award might not, therefore, be an effective incentive for our executives.

The June 2019 PSU award refocuses the performance requirements based on more current financial information (i.e. mid-2019) and ensures that our executives are incentivized to develop initiatives that lead the company to sustained, long-term improvement. The award also allows for our executives’ unvested equity holdings to continue to be meaningful, ensuring close alignment with stockholder outcomes.

Additionally, the Committee has determined that our award structure does not create an incentive for undue risk-taking. We completed a thorough review of our executive compensation program with a third-party consulting firm specializing in compensation practices and concluded that the features of our short-term and long-term incentive programs, in combination, guard against the likelihood of risk-taking behavior that would have a material adverse impact on the company.

Staggered Cliff Vesting Reduces Risk (2020 Proxy Statement, p. 52):

Staggered cliff vesting in 2023 for the August 2018 PSU, and in 2025 for the June 2019 PSU, is a risk-mitigator and ensures executives are focused on the long-term.

Well-Rounded Mix of Targets (2020 Proxy Statement, p. 49-52):

Dual performance measures (operational goal and stock-price based goal) create a balanced incentive that encourages sustainable, long-term operational performance, while requiring the market to ascribe that value to the company’s stock price. As designed, these awards do not provide an incentive to push the company’s stock price higher in the near-term at the expense of results in the future.

The Committee selected these measures to balance our executives’ focus on continuous profit improvement and stockholder value creation over the long-term.

3.	Glass Lewis Report: Performance Metrics Not Disclosed for Short-Term Incentives

“…limited information [is provided] about key areas of the pay program such as the bonus structure which was in place for 2019.”

XPO Response: The Committee prefers a holistic, multi-faceted approach to making short-term incentive (“STI”) decisions – one that incorporates evaluations of both company and individual performance, as well as the approach taken to achieve operational results. The Committee believes that an overly formulaic program would provide insufficient latitude to weigh factors related to the overall stewardship of the company. Formulaic programs can also preclude other inputs that have a valuable place in considering STI outcomes, such as the Committee’s review of realized and realizable pay and how those elements fit into the broader total reward structure. When relying on simple formulae, incentives can be skewed and/or undifferentiated, making it more difficult to achieve close alignment with stockholder interests.

As an alternative approach to a purely formulaic STI, the Committee established a gating threshold for STI eligibility set at 90% of the company’s 2019 adjusted EBITDA forecast, and a maximum STI payout of 200% of target. The minimum payout is always zero, as the Committee reserves negative discretion to account for relevant situational factors by adjusting award amounts downward.

The Committee makes its final determinations on short-term incentives for each individual executive officer within these defined parameters. For both 2018 and 2019, the Committee exercised negative discretion and awarded no short-term incentives for our top executives4.

The Committee’s decision-making involves a multi-pronged evaluation that strikes a balance between operational performance indicators, stock performance against relevant indices (see section below), and a review of individual performance and contributions (see section below). Once these evaluations are complete, the Committee can consider potential adjustments for other factors (e.g. comprehensive view of total realized/near-term realizable pay), as mentioned above.

Summary of Short-Term Incentive Performance Metrics (2020 Proxy Statement, p. 43-48):

Financial Performance Measures vs. Company Forecast

The Committee evaluates actual full-year performance on three key operational metrics in its STI decision-making process – adjusted EBITDA, free cash flow, and organic revenue growth – against the company’s predefined targets for the year to formulate their assessment of XPO’s financial performance. The company provides guidance to investors and analysts on these keystone metrics, and the Committee believes that our executives should be accountable for delivering on the stated objectives.

Total Stockholder Return vs. Relevant Indices

As a supplement to operational indicators, the Committee reviews how XPO’s stock price performance fared against relevant indices for a given year or other defined period of time, and how much stockholder value creation has been achieved over both the short-term and the long-term.

Individual Performance and Contributions

Lastly, the individual performance and contributions of each executive officer are considered in the final decision-making stage to determine if adjustments to incentive amounts should be made beyond the other criteria described above.

In conclusion, our company’s pay-for-performance culture aligns management’s objectives with stockholders’ interests. Our executive leadership team has generated total stockholder returns of 40%, 85% and 95% on a one-year, three-year and five-year basis, significantly outpacing our industry and broader equity markets. From 2015 to 2019, they led the Company to a compounded annual growth rate of 22% on revenue and 37% on adjusted EBITDA, and have also maintained a flexible and highly liquid balance sheet, generating free cash flow in excess of $600 million in each of 2018 and 20195. On April 28th, 2020, we completed an $850 million bond offering, further strengthening the company’s liquidity. The Committee’s view is that incentives for our executives should be structured to reward such exceptional levels of performance with commensurate levels of compensation, while also aligning to stockholders’ interests and keeping our executives laser-focused on the company’s top priorities of profitable growth, innovation, operational excellence, customer satisfaction and employee safety and engagement.

We welcome any future dialogue and will continue to engage with our stockholders throughout 2020 and going forward.

Regards,

/s/ Karlis P. Kirsis
Karlis P. Kirsis
Corporate Secretary

1 Realized pay is calculated as the sum of: (i) salary paid; (ii) bonus(es) related to the performance year; and (iii) the value of long-term incentive compensation that vested in the year, calculated based on the closing stock price on the date(s) the award(s) vested. No stock options have been exercised; if stock options had been exercised, these amounts would have been included in realized pay calculations.

2 Shareholder value creation calculated as the change in XPO’s equity market capitalization from December 31, 2011 through December 31, 2019.

3 Stock ownership guidelines are expressed as a multiple of annual base salary. Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly, plus unvested restricted stock units subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted toward meeting the stock ownership guidelines until they have been settled or exercised, as applicable.

4 No short-term incentive awarded to Mr. Jacobs, Mr. Cooper, Mr. Harik and Ms. Glickman for 2019. No short-term incentive awarded to Mr. Jacobs and Mr. Cooper for 2018.

5 See our proxy materials filed on April 21, 2020 for a reconciliation of any non-GAAP measures to the nearest GAAP equivalent.

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